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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-118519), and related Prospectus of Digital River, Inc. for the registration of $195 million of Convertible Senior Notes due January 1, 2024 and Shares of Common Stock Issuable Upon Conversion of the Notes, and to the incorporation by reference therein of our report dated January 29, 2004, with respect to the consolidated financial statements and schedule of Digital River, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
October 27, 2004

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Consent of Independent Registered Public Accounting Firm